For immediate release
Inquiries to:
Hillary Kestler, PR Director
704.644.4137
hkestler@localfirstbank.com
July 30, 2024

FIRST BANCORP ANNOUNCES RETIREMENT OF DIRECTOR

SOUTHERN PINES, NC– The Board of Directors of First Bancorp (NASDAQ: FBNC) (the “Company”) announces the retirement of Mason Y. Garrett from the First Bancorp and First Bank Board of Directors (the “Board of Directors”) effective July 26, 2024.

Mr. Garrett was the Founder and Chairman of the Board of Directors of GrandSouth Bank and CEO of GrandSouth Bancorporation from 1998 until its merger with the Company in 2023, at which time he joined the Company’s Board of Directors. He was a member of the Executive & Loan Committee of First Bank.

Mr. Garrett has over 50 years of banking experience, including roles as President and Chief Executive Officer and Chairman of the Board of several Upstate South Carolina banks. He co-founded First United Bancorporation, an Anderson, SC bank, in 1984 and served as its Chief Executive Officer until its sale to Regions Financial Corporation in March 1998, prior to co-founding GrandSouth Bank and GrandSouth Bancorporation.

Board of Directors Chairman and First Bancorp CEO, Richard Moore, said of Mr. Garrett’s retirement, “On behalf of the Board of Directors, I want to thank Mason for his years of dedicated service and commitment to the banking industry in the Carolinas. He offered many valuable contributions to the success of our organization and all of his prior organizations, and we all wish him much joy in his well-earned retirement.”

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About us:
First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.1 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 113 branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions, helpful local expertise, and technology to manage a home or business. First Bank also provides SBA loans to customers through its nationwide network of lenders.

Please visit our website at www.LocalFirstBank.com for more information.

First Bancorp's common stock is traded on The NASDAQ Global Select Market under the symbol "FBNC." Member FDIC, Equal Housing Lender.